Exhibit 99.1

Form of Written Consent of Stockholder in Lieu of a Meeting
Pursuant to Section 228 of the General Corporation Law of the State of Delaware

The undersigned stockholder (the “Consenting Holder,” and together with each other stockholder who executes an action by written consent in the form of this written consent (this “Written Consent” and, such holders, the “Consenting Holders”) of Figma, Inc., a Delaware corporation (the “Company”), being the holder as of the date of this Written Consent of (a) shares of one or more of the following classes of Company Common Stock: (i) Company Class A Common Stock and (ii) Company Class B Common Stock (the shares referred to in this clause (a), collectively, the “Company Common Stock”) and/or (b) shares of one or more of the following series of Company Preferred Stock: (i) Company Series Seed Preferred Stock, (ii) Company Series A Preferred Stock, (iii) Company Series B Preferred Stock, (iv) Company Series C Preferred Stock, (v) Company Series D Preferred Stock and (vi) Company Series E Preferred Stock (the shares referred to in this clause (b), collectively, the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock,” which Shares are set forth on Exhibit A attached hereto)), acting pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by Section 1.10 of the Bylaws of the Company (the “Company Bylaws”), hereby irrevocably consents in writing to the following actions and the adoption of the following resolutions without a meeting of stockholders of the Company (the “Company Stockholders”):

Company Stockholder Approval

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of September 15, 2022 (the “Merger Agreement”), by and among Adobe Inc., a Delaware corporation (“Parent”), Saratoga Merger Sub I, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub I”), Saratoga Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”), the Company and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Representative, a copy of which has been provided to the undersigned Consenting Holder and is attached hereto as Annex B (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, the Merger Agreement provides for, among other things and subject to the terms and conditions set forth therein, (i) the merger of Merger Sub I with and into the Company, with the Company surviving the merger as a direct, wholly owned Subsidiary of Parent (the “First Merger”), and (ii) immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub II, with Merger Sub II surviving the merger as a direct, wholly owned Subsidiary of Parent (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of Company Capital Stock or any other Person, each share of Company Capital Stock issued and outstanding immediately prior to the First Effective Time (other than treasury shares and Dissenting Shares) will be converted into the right to receive, without interest: (i) the Per Share Closing Stock Consideration, plus (ii) the Per Share Closing Cash Consideration, plus (iii) if any, the Per Share Escrow Release Amount, plus (iv) if any, the Per Share Escrow Resolved Amount, plus (v) if any, the Per Share Specified Escrow Release Amount, plus (vi) if any, the Per Share Representative Fund Release Amount;

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WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, (1) the Company Warrant shall be canceled at the First Effective Time unless exercised prior to such time and (2) if the holder of the Company Warrant executes the Warrant Termination Agreement no later than three days prior to the First Effective Time, then, at the First Effective Time, the holder of the Company Warrant will be entitled to receive, for each share of Company Common Stock subject to the Company Warrant: (i) the Per Share Closing Stock Consideration, plus (ii) the excess of the Per Share Closing Cash Consideration over the applicable per share exercise price of the Company Warrant, plus (iii) if any, the Per Share Escrow Release Amount, plus (iv) if any, the Per Share Escrow Resolved Amount, plus (v) if any, the Per Share Specified Escrow Release Amount, plus (vi) if any, the Per Share Representative Fund Release Amount;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of Company Capital Stock or any other Person, each outstanding Vested Company Option that is outstanding immediately prior to the First Effective Time will be canceled in exchange for the right to receive, without interest and less applicable withholding Taxes, for each share of Company Common Stock underlying such Vested Company Option: (i) the excess of the Per Share Equity Award Cash Consideration over the applicable per share exercise price of such Vested Company Option and (ii) the Per Share Closing Stock Consideration;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of Company Capital Stock or any other Person, each outstanding Unvested Company Option that is outstanding immediately prior to the First Effective Time will be canceled and converted into a Parent RSU Award that will settle into a number of shares of Parent Common Stock, equal to: the product, rounded down to the nearest whole number of shares, of (A) the Per Share Equity Award Exchange Ratio and (B) the number of shares of Company Capital Stock underlying such Unvested Company Option (reduced by the number of full and partial shares of Company Capital Stock with a value equal to the aggregate exercise price of such Unvested Company Option), in each case with a vesting schedule that is no less favorable to such holder than the vesting schedule that applied to such Unvested Company Option immediately prior to the First Effective Time. For purposes of clause (B) of the preceding sentence, the value of each share of Company Capital Stock shall be deemed to be equal to $$40.1711;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of Company Capital Stock or any other Person, each outstanding Vested Company PSU Award that is outstanding immediately prior to the First Effective Time will be canceled in exchange for the right to receive, without interest and less applicable withholding Taxes, for each share of Company Common Stock underlying such Vested Company PSU Award, (i) the Per Share Equity Award Cash Consideration and (ii) the Per Share Closing Stock Consideration;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of Company Capital Stock or any other Person, each outstanding Unvested Company PSU Award that is outstanding immediately prior to the First Effective Time will be canceled in exchange for no consideration;

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WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of Company Capital Stock or any other Person, each outstanding Vested Company RSU Award that is outstanding immediately prior to the First Effective Time will be canceled in exchange for the right to receive, without interest and less applicable withholding Taxes, for each share of Company Common Stock underlying such Vested Company RSU Award: (i) the Per Share Equity Award Cash Consideration and (ii) the Per Share Closing Stock Consideration;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of Company Capital Stock or any other Person, each outstanding Unvested Company RSU Award that is outstanding immediately prior to the First Effective Time will be canceled and converted into: a Parent RSU Award relating to a number of shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product of (A) the Per Share Equity Award Exchange Ratio and (B) the total number of shares of Company Common Stock underlying the corresponding Unvested Company RSU Award as of immediately prior to the First Effective Time, with a vesting schedule that is no less favorable to such holder than the vesting schedule that applied to such Unvested Company RSU Award immediately prior to the First Effective Time;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, at the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company, any holder of Company Capital Stock or any other Person, each share of Company Restricted Stock held by each holder that relates to (i) a single restricted stock issuance or (ii) the early exercise of a single Company Option and, in either case, that are outstanding immediately prior to the First Effective Time will be canceled and converted into: a Parent Restricted Stock Award covering a number of shares of Parent Common Stock (rounded down to the nearest whole number of shares), equal to the product of (A) the Per Share Equity Award Exchange Ratio and (B) the total number of shares of Company Restricted Stock held by the applicable holder that relate to (i) a single restricted stock issuance or (ii) the early exercise of a single Company Option and, in either case, that are outstanding as of immediately prior to the First Effective Time, and shall be subject to a vesting schedule that is no less favorable to such holder than the vesting schedule that applied to such share of Company Restricted Stock immediately prior to the First Effective Time;

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WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, on the Closing Date as of the First Effective Time, Parent shall cause a portion of the consideration equal to $40,000,000 otherwise payable to Former Stock Holders (the “Escrow Amount”), to be deposited with the Escrow Agent in the Escrow Account for the purpose of satisfying the Actual Adjustment, if applicable, and the indemnification obligations of Former Stock Holders, in each case, pursuant to the terms and subject to the limitations set forth in the Merger Agreement and the Escrow Agreement, and the release of the remaining balance of the Escrow Amount, if any, to be made in accordance with the terms of the Merger Agreement and the Escrow Agreement to the Former Stock Holders in accordance with their respective Per Share Escrow Release Amount and Per Share Escrow Resolved Amount;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, on the Closing Date as of the First Effective Time, Parent shall cause a portion of the consideration equal to $25,000,000 otherwise payable to Former Stock Holders (the “Specified Escrow Amount”), to be deposited with the Escrow Agent in the Specified Escrow Account for the purpose of securing claims for Specified Taxes pursuant to the terms and subject to the limitations set forth in the Merger Agreement and the Escrow Agreement, and the release of the remaining balance of the Specified Escrow Amount, if any, to be made in accordance with the terms of the Merger Agreement and the Escrow Agreement to the Former Stock Holders in accordance with their respective Per Share Specified Escrow Release Amount;

WHEREAS, the Merger Agreement provides that, among other things and subject to the terms and conditions set forth therein, on the Closing Date as of the First Effective Time, Parent shall cause a portion of the consideration equal to $500,000 otherwise payable to Former Stock Holders (the “Representative Fund Amount”), to be deposited with the Representative in the Representative Fund for the purpose of paying directly, or reimbursing the Representative for, any Representative Expenses pursuant to the Merger Agreement, the Escrow Agreement or the Representative Engagement Agreement or as otherwise determined by the Advisory Group, and the release of remaining balance of the Representative Fund Amount, if any, to be made in accordance with the terms of the Merger Agreement, the Escrow Agreement and the Representative Engagement Agreement to the Former Stock Holders in accordance with their respective Per Share Representative Fund Release Amount;

WHEREAS, the Company Board has unanimously (i) approved and authorized the execution and delivery of the Merger Agreement, (ii) approved the consummation of the transactions contemplated under the Merger Agreement, including the Mergers (the “Transactions”), (iii) determined that the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby are advisable, (iv) recommended that the stockholders of the Company approve and adopt the Merger Agreement and the other transactions contemplated thereby, including the Mergers, and (v) directed that the Merger Agreement and the principal terms of the transactions contemplated thereby be submitted to the stockholders of the Company for their approval and adoption;

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WHEREAS, the Form S-4 has been filed by Parent with the SEC in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Mergers, which Form S-4 contains the Consent Solicitation Statement, and has become effective;

WHEREAS, pursuant to Section 251 of the DGCL and Article IV, Part B, Sections 5 and 6 and Article IV, Part C, Section 3 of the Restated Certificate of Incorporation of the Company (the “Company Certificate”), the Merger Agreement must be adopted by the affirmative vote or the execution and delivery to the Company of written consents of the holders of (a) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as- converted to Company Common Stock basis and (b) a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis (clauses (a) and (b), together, the “Company Stockholder Approval”);

WHEREAS, the Consenting Holder acknowledges that the Mergers constitute a “Sale of the Company” that satisfies the provisions of Section 4.1 of the Amended and Restated Voting Agreement, which requires counterparties to the Amended and Restated Voting Agreement to comply with Section 4.1 thereof if such a Sale of the Company is approved by (a) the holders of a majority of the outstanding shares of Company Class A Common Stock issued or issuable upon conversion of the Company Preferred Stock and (b) the holders of a majority of the voting power of the then outstanding shares of Company Common Stock not issued upon conversion of Company Preferred Stock (the “Drag-along Approval”);

WHEREAS, the consummation of the Transactions will constitute a “Liquidation Event” (as defined in the Company Certificate) under the Company Certificate and a portion of the Proceeds (as defined in the Company Certificate) is other than cash;

WHEREAS, pursuant to Section 228 of the DGCL and Section 1.10 of the Company Bylaws, the Company’s stockholders may act by written consent;

WHEREAS, upon (a) the execution and delivery of this Written Consent and (b) the execution and delivery of written consents by each other Key Stockholder, in each case in accordance with the terms of the Key Stockholder Voting Agreement, the Company Stockholder Approval shall have been obtained in accordance with Section 251 of the DGCL and the Company’s Organizational Documents, and the Drag-along Approval shall have been obtained in accordance with the Amended and Restated Voting Agreement; and

WHEREAS, the Consenting Holder (i) has been urged to consult with his, her or its own legal, tax and/or financial adviser(s) regarding the consequences to him, her or it of the Transactions (including the Mergers), the Merger Agreement and the execution of this Written Consent, (ii) acknowledges that to the extent so desired, he, she or it has availed himself, herself or itself of such right and opportunity, (iii) has reviewed and understands the Merger Agreement and this Written Consent and deems approving the Transactions (including the Mergers) and the Merger Agreement to be in the best interests of such Consenting Holder and the Company, and

(iv) is competent to execute this Written Consent free from coercion, duress or undue influence.

NOW, THEREFORE, BE IT RESOLVED, that in accordance with the provisions of the DGCL and in accordance with the provisions of the California Corporations Code (the “CCC”), if and to the extent applicable, the Consenting Holder hereby irrevocably consents, with respect to all of its Shares, to the adoption of the Merger Agreement, and approves the Transactions and the principal terms thereof, including the Mergers, with the same force and effect as if such action had been taken at a duly called meeting of stockholders;

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FURTHER RESOLVED, that the officers of the Company be, and each of them acting alone hereby is, authorized and empowered to execute and deliver such non-material waivers or consents to the Merger Agreement or related agreements in the name and on behalf of the Company, as such officers deem necessary, advisable or appropriate, such approval to be conclusively evidenced by the execution and delivery of such waiver or consent;

FURTHER RESOLVED, that the Consenting Holder hereby irrevocably consents, with respect to all of its Shares, to the escrow terms and provisions, including with respect to the Escrow Amount, Specified Escrow Amount and Representative Fund, as set forth in the Merger Agreement, with the same force and effect as if such action had been taken at a duly called meeting of stockholders;

FURTHER RESOLVED, that such consent and approval shall be given with respect to, and shall deemed to satisfy, any and all provisions of the Company’s Organizational Documents, including, if and as applicable, Sections 5 and 6 of Part B and Sections 3 and 6 of Part C of Article IV of the Company Certificate, and under the terms of any other agreement or arrangement to which the Consenting Holder is a party, including Section 4.1 of the Amended and Restated Voting Agreement, in each case to the extent the Consenting Holder has a consent or approval right under such provisions in connection with the Merger Agreement, the Mergers and the other Transactions; and

FURTHER RESOLVED, the Consenting Holders, which constitute the holders of a majority of the outstanding Company Preferred Stock, voting together as a single class and not as a separate series and on an as-converted to Class A Common Stock (as defined in the Company Certificate) basis, hereby waive the requirements under Article IV Section B.2.(d)(ii) of the Company Certificate and such Consenting Holders consent to each share of Parent Common Stock constituting Proceeds (as defined in the Company Certificate) being valued at $377.836.

Acknowledgement of Indemnification Obligations

FURTHER RESOLVED, by signing below, contingent and effective upon the First Effective Time, the Consenting Holder hereby irrevocably agrees to indemnify Parent, the Surviving Corporation, the Surviving Company, their Affiliates and each of their respective officers, directors, employees, agents and other representatives in accordance with the indemnification provisions (including the limitations) set forth in Article VI and Article IX of the Merger Agreement and hereby irrevocably agrees to be bound by the terms and conditions of Article VI and Article IX thereof as they pertain to the Company’s stockholders in all respects, and without limiting the foregoing further agrees that Sections 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, 6.1, 6.5(d), 6.5(f), 6.5(g), 6.6, 6.7, 6.8, 6.9, Article IX (Survival of Representations; Indemnification), Article X (Representative of the Stockholders of the Company) and Article XI (Miscellaneous) of the Merger Agreement shall be binding upon such Consenting Holder, solely in his, her or its capacity as a holder of Company Securities, including in respect of any claims or liabilities that arise under the Key Stockholder Voting Agreement, this Written Consent or any Transmittal Document as fully as though he, she or it were a signatory thereto, notwithstanding the fact that such Consenting Holder is not a direct signatory to the Merger Agreement (it being understood that the survival of representations and covenants provisions in Sections 6.7 and 9.1 of the Merger Agreement and the limitations on indemnification by the Company’s stockholders contained in Section 9.3(c) of the Merger Agreement shall apply to the Consenting Holder solely in his, her or its capacity as a holder of Company Securities and in respect of any claims or liabilities that arise under the Key Stockholder Voting Agreement, this Written Consent or any Transmittal Document, as fully as though he, she or it were a signatory thereto, notwithstanding the fact that such Consenting Holder is not a direct signatory to the Merger Agreement), provided that the foregoing shall be subject to Section 11.6 of the Merger Agreement and the Consenting Holder shall not acquire any additional rights under the Merger Agreement as a result of this Written Consent;

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Financial Interest of Directors and Officers

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between a corporation and one or more of its directors and officers, or between a corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction or solely because any such director’s or officer’s votes are counted for such purposes, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the board of directors or the stockholders; and

WHEREAS, certain of the Company’s directors and executive officers have interests in the Transactions that may be different from, or in addition to, the interests of the Company’s stockholders generally, as set forth in the section of the Form S-4 entitled “Interests of Figma’s Directors and Executive Officers in the Transaction” (the “Interested Party Disclosures”), which is incorporated herein by reference.

NOW, THEREFORE, BE IT RESOLVED, that in accordance with Section 144 of the DGCL, the terms and conditions of the Transactions and the Merger Agreement, including each of the matters set forth in the Interested Party Disclosures, are hereby approved by the Consenting Holder.

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Termination of Affiliate Agreements

WHEREAS, the Consenting Holder may be party to certain Affiliate Agreements with the Company or its Subsidiaries; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Mergers, the Consenting Holder desires to terminate all Affiliate Agreements to which such Consenting Holder or its Affiliate is a party (including, but not limited to, any management rights letters, VCOC letters, investors’ rights agreements, voting agreements or other similar agreements with the Company or its Subsidiaries, including the Amended and Restated Investors’ Rights Agreement, the Amended and Restated Right of First Refusal and Co-Sale Agreement and the Amended and Restated Voting Agreement, but excluding any Indemnification Agreements (collectively, the “Terminated Agreements”) at or prior to the First Effective Time in a manner such that neither the Company nor any of its Affiliates has any liability or obligation at or following the First Effective Time pursuant thereto and otherwise in a manner reasonably acceptable to the Company and Parent.

NOW, THEREFORE, BE IT RESOLVED, that, effective as of immediately prior to, and contingent upon, the First Effective Time, the Consenting Holder hereby irrevocably consents to the termination of the Terminated Agreements, with the effect that such Terminated Agreements shall be of no further force or effect upon and after the First Effective Time.

Appointment of the Stockholders’ Representative

WHEREAS, by virtue of the adoption of the Merger Agreement by the Consenting Holders, and without any further action by any stockholders, each stockholder shall be deemed to have irrevocably constituted and appointed Fortis Advisors LLC to serve as the Representative under the Merger Agreement and the Escrow Agreement (and by the execution of the Merger Agreement, Fortis Advisors LLC shall accept such appointment).

NOW, THEREFORE, BE IT RESOLVED, that the Consenting Holder does hereby acknowledge that he, she or it consents to the appointment of Fortis Advisors LLC as the Representative for the purposes of taking any and all actions and making any and all decisions required or permitted to be taken by the stockholders relating to the Merger Agreement, and does hereby acknowledge and agree, to the extent set forth in the Merger Agreement, to indemnify and hold harmless the Representative in accordance with the terms of the Merger Agreement;

FURTHER RESOLVED, that the Consenting Holder does hereby irrevocably nominate, constitute and appoint Fortis Advisors LLC as his, her or its exclusive agent and true and lawful attorney-in-fact, with full power of substitution, to act individually in the name, place and stead of such Consenting Holder in accordance with and pursuant to the Merger Agreement, including for purposes of executing, delivering, acknowledging, certifying and filing on behalf of such Consenting Holder any and all documents that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by the Merger Agreement; and

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FURTHER RESOLVED, that the Consenting Holder consents to the appointment of the Advisory Group consisting of André Dubois, Don Sullivan, Jesse King, Dylan Field and Praveer Melwani to instruct and advise the Representative pursuant to the Representative Engagement Agreement and in connection with the Transactions contemplated by the Merger Agreement.

Waiver of Certain Rights

WHEREAS, a stockholder who does not vote in favor of the Transactions and is in compliance with all the provisions of the DGCL, and if and to the extent applicable to the Mergers, the CCC, concerning the right of such dissenting stockholder (a “Dissenting Stockholder”) to demand appraisal of such shares in connection with the Transactions may, under certain circumstances, by following procedures prescribed by Section 262 of the DGCL or Chapter 13 of the CCC, excerpts of which are attached hereto as Exhibit C-1 and Exhibit C-2, respectively, exercise appraisal rights to receive cash in an amount equal to the “fair value” or “fair market value” (as applicable) of such stockholder’s shares of Company Capital Stock as to which such stockholder has exercised such appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Transactions and “fair market value” shall exclude any appreciation in consequence of the Transactions, as applicable).

NOW, THEREFORE, BE IT RESOLVED, that the Consenting Holder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Transactions, including the Mergers, that the Consenting Holder may have by virtue of, or with respect to, any shares of Company Capital Stock owned by such Consenting Holder (including all rights under Section 262 of the DGCL, and, if and to the extent applicable to the Mergers, Chapter 13 of the CCC, or otherwise); and

FURTHER RESOLVED, that, effective as of immediately prior to, and contingent upon, the First Effective Time, the Consenting Holder hereby irrevocably consents to the termination or waiver of any rights of first refusal, redemption rights and rights of notice in connection with the Transactions, including the Mergers, of the Consenting Holder, as applicable.

General

FURTHER RESOLVED, signatures to this Written Consent transmitted by facsimile or by electronic mail in .pdf form or by any other means of electronic transmission shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This Written Consent shall be effective as of the execution and delivery of this Written Consent in accordance with the terms of the Merger Agreement and the Key Stockholder Voting Agreement, and shall be filed with the corporate records of the Company.

[Signature page follows]
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IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the date set forth below.

[CONSENTING HOLDER]

By:
Name:
Title:
Date:

[Signature Page to the Written Consent of the Stockholders of Figma, Inc.]

Exhibit A

Consenting Holder Shares

Shares of Class A Common Stock	Shares of Class B Common Stock	Shares of Series Seed Preferred Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock	Shares of Series D Preferred Stock	Shares of Series E Preferred Stock
[●]	[●]	[●]	[●]	[●]	[●]	[●]	[●]

Exhibit B

Merger Agreement

Exhibit C-1

DGCL – Section 262

(a)          Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)          Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1)          Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

C-1-1

(2)          Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)          In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)          [Repealed.]

(c)          Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

C-1-2

(d)          Appraisal rights shall be perfected as follows:

(1)          If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)          If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(3)          Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)          Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

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(f)          Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity, and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)          At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

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(h)          After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)          The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)          The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)          From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l)          The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

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Exhibit C-2

CCC – Chapter 13

§ 1300.

(a)          If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b)           As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1)          That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2)          That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)          That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)          That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)          As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

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§ 1301.

(a)          If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)          Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c)          The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.

(a)          If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)          Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

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§ 1304.

(a)          If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)          Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)          On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.

(a)          If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)          If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)          Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)          Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

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(e)          The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.

o the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)          The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)          The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)          The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d)          The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

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§ 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.

(a)          No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)          If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)          If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

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